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                                                                    EXHIBIT 12.1

                           Atmos Energy Corporation
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in Thousands)

                                                                     Year ended September 30,
                                                      1999         1998        1997        1996        1995
                                                    --------    ---------    --------    --------    --------
Income from continuing operations before
  provision for income taxes per statement
  of income                                         $ 27,299    $  87,071    $ 38,136    $ 64,467    $ 45,352
Add:
  Portion of rents representative of the
    interest factor                                    3,520        3,050       3,507       3,237       3,058
  Interest on debt & amort. of debt expense           37,063       35,579      33,595      31,677      30,186
                                                    --------    ---------    --------    --------    --------
     Income as adjutsed                             $ 67,882    $ 125,700    $ 75,238    $ 99,381    $ 78,596
                                                    ========    =========    ========    ========    ========

Fixed charges:
  Interest on debt & amort. of debt expense (1)       37,063       35,579      33,595      31,677      30,186
  Capitalized interest                      (2)        3,724        4,132       1,570         376         775
  Rents                                               10,560        9,149      10,522       9,710       9,175
  Portion of rents representative of the
    interest factor                         (3)        3,520        3,050       3,507       3,237       3,058
                                                    --------    ---------    --------    --------    --------

Fixed charges (1)+(2)+(3)                           $ 44,307    $  42,761    $ 38,672    $ 35,290    $ 34,019
                                                    ========    =========    ========    ========    ========



Ratio of earnings to fixed charges                      1.53         2.94        1.95        2.82        2.31
                                                    ========    =========    ========    ========    ========